Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Fourth Quarter 2018 Profit

Fourth Quarter Highlights:

•                  Net income of $67 million, or $1.28 per diluted share

•                  Pre-tax income of $91 million, up from $68 million in Q4 2017

•                  Secured new flying contract for nine E175 aircraft with Delta Air Lines (“Delta”)

January 2019 Updates:

•                  Completed previously announced sale of ExpressJet to ManaAir, LLC

•                  Reached an agreement with a lessor on an early leveraged lease buyout on 52 CRJ aircraft

•                  Secured multi-year flying contract extension on 32 CRJ aircraft and 19 E175 aircraft with Delta

ST. GEORGE, UTAH, January 31, 2019 — SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q4 2018, including net income of $67 million, or $1.28 per diluted share, compared to net income of $290 million, or $5.46 per diluted share for Q4 2017. Adjusted net income in Q4 2017 was $43 million, or $0.81 per diluted share, excluding a special income tax benefit from the tax law change in 2017(1).  There was no comparable adjustment in 2018.  Pre-tax income of $91 million increased 33% from Q4 2017, primarily due to SkyWest’s ongoing fleet transition. Since Q4 2017, SkyWest added 39 new E175 aircraft and five new CRJ900 aircraft, while removing 48 older aircraft from its fleet.

SkyWest reported net income of $280 million, or $5.30 per diluted share for the 2018 year,

(1)  See Reconciliation of non-GAAP financial measures section of this release for more information compared to net income of $429 million, or $8.08 per diluted share for the 2017 year.  Adjusted net income for the 2017 year was $182 million, or $3.43, excluding a special income tax benefit from the tax law change in 2017(2).

Commenting on the results, Chip Childs, Chief Executive Officer and President of SkyWest, said “The fourth quarter completed a strong 2018 for SkyWest, with our people continuing to produce an exceptional product for each of our mainline partners and customers. We look forward to moving ahead as one airline in 2019 as we continue to reduce risk, increase flexibility and ensure we’re best positioned for continued opportunities.”

Financial Highlights

Revenue was $803 million in Q4 2018, up from $771 million in Q4 2017. The increase in revenue included the impact of adding 39 new E175 aircraft, and other economic improvements within SkyWest’s fleet mix since Q4 2017, partially offset by the removal of aircraft from less-profitable contracts over the same period.

Operating expenses were $682 million in Q4 2018, up slightly from $678 million in Q4 2017. The increase in operating expenses was due to higher fuel costs and increased labor costs.

Operational Update

New flying agreement

SkyWest announced today it has secured a new flying contract with Delta to acquire nine new E175s and operate the aircraft for a nine-year term.  SkyWest is scheduled to take delivery of five new E175 aircraft during the first half of 2019 and four new E175 aircraft in 2020. SkyWest anticipates removing nine used CRJ900 aircraft from its Delta contract as these nine E175 aircraft are placed into service. Following the removal of service with Delta, SkyWest anticipates returning four CRJ900s to the lessor, and SkyWest has an agreement to lease five CRJ900s to a third party under a six-year term.

Flying contract extension

SkyWest also announced today that it has agreed to a multi-year extension with Delta on 15 CRJ900 aircraft, 14 CRJ200 aircraft and three CRJ700 aircraft.  These 32 aircraft had various contract maturities previously scheduled in 2019 and 2020.  The economics associated with

(2)  See Reconciliation of non-GAAP financial measures section of this release for more information these extensions became effective January 1, 2019.  Additionally, Delta extended the term on the first 19 E175s under contract with SkyWest from nine years to eleven years.

Deliveries under previously announced agreements

SkyWest took delivery of eight new E175 aircraft during Q4 2018 under a previously announced agreement with Delta.  SkyWest also anticipates taking delivery of three new E175 aircraft in 2021 under a previously announced agreement with Alaska Airlines.

SkyWest took delivery of four CRJ900s during Q4 2018, for a total of five CRJ900s during 2018, under a previously announced agreement with Delta for 20 new CRJ900s. Delta will finance the 20 CRJ900 aircraft and SkyWest will operate these aircraft for a nine-year term. SkyWest anticipates taking delivery of the remaining 15 CRJ900s under this agreement between Q1 2019 and mid-2020. SkyWest expects to individually remove 20 CRJ700s from contracts with Delta as each of these new 20 CRJ900s are placed into service.  As previously announced, SkyWest has an agreement with American Airlines to place 20 CRJ700s into service by early 2019.

January 2019 Updates

In January 2019, SkyWest completed the previously announced sale of ExpressJet to ManaAir, LLC.  The transaction was completed in two parts, through an asset sale and stock sale, for a total of $76 million.  As part of the transaction, SkyWest retained ownership of 30 CRJ700 aircraft that were previously operated by ExpressJet.  The majority of these 30 CRJ700 aircraft are currently being utilized under existing SkyWest agreements.  SkyWest has also agreed to lease 16 CRJ200s to ExpressJet for up to five years.

Also, in January 2019, SkyWest reached an agreement with a lessor on an early leveraged lease buyout on 16 CRJ700s and 36 CRJ200s.  SkyWest estimates it will use $110 million in cash during Q1 2019 to acquire these aircraft.  SkyWest anticipates that owning these aircraft will provide additional fleet flexibility, reduce tail risk and avoid future lease return costs along with being immediately accretive to earnings.

Operating Performance:

Flight completion rates at SkyWest Airlines and ExpressJet for Q4 2018 and Q4 2017 were as follows:

	SkyWest Airlines		ExpressJet
	Q4 2018	Q4 2017	Q4 2018	Q4 2017
Adjusted Completion *	99.9%	99.9%	98.8%	99.9%
Raw Completion	99.0%	98.8%	96.9%	98.9%

* Adjusted Completion excludes weather cancellations. Raw Completion includes weather cancellations.

Capital and Liquidity

SkyWest had $689 million in cash and marketable securities at December 31, 2018, down from $705 million at September 30, 2018. During the fourth quarter of 2018, SkyWest:

•                  Used $28 million toward the purchase of eight E175 aircraft

•                  Used $29 million to repurchase stock under its $100 million share repurchase program, of which $26 million remains authorized

•                  Used $39 million for other capital investments, primarily related to spare engines, aircraft parts and maintenance assets

Total debt at December 31, 2018 was $3.2 billion, up $51 million from September 30, 2018, which included debt issued for eight E175 aircraft acquired during the quarter, partially offset by scheduled principal payments.

Reconciliation to Adjusted Net Income and Diluted Earnings per Share (unaudited)

(Dollars in thousands, except per diluted share)

	For the three months ended December 31, 2017
	Pre-tax income	Income tax benefit (expense)	Net income	Net income per Diluted Share
GAAP income	$68,238	$221,690	$289,928	$5.46
Q4 2017 adjustments (1)	—	(246,845)	(246,845)
Adjusted income	$68,238	$(25,155)	$43,083	$0.81

	For the year ended December 31, 2017
	Pre-tax income	Income tax benefit (expense)	Net income	Net income per Diluted Share
GAAP income	$288,183	$140,724	$428,907	$8.08
2017 year adjustments (1)	—	(246,845)	(246,845)
Adjusted income	$288,183	$(106,121)	$182,062	$3.43

These adjustments allow investors to better understand and analyze our recurring core performance in the periods presented.

(1)         Adjusts for tax benefit resulting from the Tax Cuts and Jobs Act enacted during Q4 2017 that resulted in a revaluation of SkyWest’s deferred tax assets and liabilities.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company.  SkyWest Airlines has a fleet of nearly 500 aircraft connecting millions of passengers each month to over 250 destinations and provides commercial air service in cities throughout North America with more than 2,100 daily flights.  SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines to carry more than 35 million passengers annually.  Based in St. George, Utah, SkyWest continues to set the standard for excellence across the regional industry with exceptional value for customers, shareholders and its nearly 14,000 employees.

SkyWest will host its conference call to discuss fourth quarter 2018 results today, January 31, 2019, at 2:30 p.m. Mountain Time. The conference call number is 1-877-418-5293 for domestic callers, 1-866-605-3852 for Canada callers and 1-412-717-9593 for other international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://www.webcaster4.com/Webcast/Page/1088/28949. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the fourth quarter 2018 earnings call, participation at investor conferences, investor presentations and monthly traffic statistic releases, can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” “expects,” “intends,” “believes,” “anticipates,” “estimates,” “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the potential benefits resulting from the sale of ExpressJet, including reduced risk, increased flexibility and improved positioning for market opportunities, the scheduled aircraft deliveries for SkyWest Airlines in upcoming years, and related removal from service and/or placement into service of certain aircraft, the potential benefits resulting from the early lease buyout of certain aircraft, including increased fleet flexibility, reduced tail risk, avoidance of lease return costs and accretion to earnings, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements for any reason. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2018	2017	2018	2017
OPERATING REVENUES
Flying agreements	$791,862	$761,079	$3,169,520	$3,078,297
Airport customer service and other	11,628	10,162	52,159	44,295
Total operating revenues	803,490	771,241	3,221,679	3,122,592

OPERATING EXPENSES
Salaries, wages and benefits	299,744	295,591	1,201,518	1,192,067
Aircraft maintenance, materials and repairs	132,594	145,996	556,259	579,463
Depreciation and amortization	88,203	77,353	334,589	292,768
Aircraft rentals	35,929	47,709	154,945	215,807
Aircraft fuel	30,449	23,841	117,657	85,136
Airport-related expenses	28,753	27,268	109,605	118,374
Other operating expenses	66,315	60,544	272,826	250,778
Total operating expenses	681,987	678,302	2,747,399	2,734,393
OPERATING INCOME	121,503	92,939	474,280	388,199

OTHER INCOME (EXPENSE)
Interest income	3,131	1,111	8,823	4,509
Interest expense	(33,924)	(26,212)	(120,409)	(104,925)
Other income (loss), net	150	400	3,620	400
Total other expense, net	(30,643)	(24,701)	(107,966)	(100,016)

INCOME BEFORE INCOME TAXES	90,860	68,238	366,314	288,183
PROVISION (BENEFIT) FOR INCOME TAXES	23,754	(221,690)	85,942	(140,724)
NET INCOME	$67,106	$289,928	$280,372	$428,907

BASIC EARNINGS PER SHARE	$1.30	$5.60	$5.40	$8.28
DILUTED EARNINGS PER SHARE	$1.28	$5.46	$5.30	$8.08

Weighted average common shares
Basic	51,650	51,811	51,914	51,804
Diluted	52,556	53,140	52,871	53,100

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	December 31, 2018	December 31, 2017
Cash and marketable securities	$689,329	$685,295
Other current assets	331,465	309,838
Total current assets	1,020,794	995,133

Property and equipment, net	4,963,732	4,134,003
Deposit on aircraft	42,012	49,000
Other long-term assets	286,674	296,264
Total assets	$6,313,212	$5,474,400

Current portion, long-term debt	$350,206	$309,678
Other current liabilities	574,620	511,147
Total current liabilities	924,826	820,825

Long-term debt, net of current maturities	2,809,768	2,377,346
Other long-term liabilities	614,337	521,907
Stockholders’ equity	1,964,281	1,754,322
Total liabilities and stockholders’ equity	$6,313,212	$5,474,400

Unaudited Operating Highlights

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2018	2017	Change		2018	2017	Change
Block hours	433,481	450,095	(3.7)%		1,757,047	1,839,779	(4.5)%
Departures	244,983	260,943	(6.1)%		1,010,053	1,087,052	(7.1)%

Passengers carried	11,878,239	12,622,527	(5.9)%		48,350,470	51,483,552	(6.1)%
Passenger load factor	80.4%	81.8%	(1.4	) pts	80.5%	80.4%	0.1	pts

Average passenger trip length	526	520	1.2%		523	512	2.1%

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s total fleet in service increased by 22 aircraft during Q4 2018, as follows:

Aircraft in scheduled service at September 30, 2018:		574
Additions:
New E175 aircraft:	8
New CRJ900 aircraft:	4
Total new aircraft added:		12
CRJ200 aircraft placed back into service		15

Removals:
CRJ700 aircraft:		(5)
Aircraft in scheduled service at December 31, 2018:		596

SkyWest’s total fleet in service increased by one aircraft over the last twelve months, as follows:

Aircraft in scheduled service at December 31, 2017:		595
Additions:
New E175 aircraft:	39
New CRJ900 aircraft:	5
Total new aircraft added:		44
CRJ200 aircraft placed back into service		5

Removals, net:
CRJ700 aircraft:	(20)
CRJ900 aircraft:	(16)
ERJ145 aircraft:	(12)
Total net removals:		(48)
Aircraft in scheduled service at December 31, 2018:		596

SkyWest, Inc. and Subsidiaries

Additional Operational Information (continued and unaudited)

	Completed Block Hours by Aircraft Type and by Airline
	Three months ended December 31,			Twelve months ended December 31,
			Variance			Variance
By Aircraft Type:	2018	2017	%	2018	2017	%
E175s	127,616	98,553	29.5%	457,285	367,601	24.4%
CRJ700/900s	109,514	139,178	(21.3)%	482,173	571,937	(15.7)%
Dual-class aircraft	237,130	237,731	(0.3)%	939,458	939,538	0.0%

CRJ200s	130,530	135,544	(3.7)%	543,165	543,195	0.0%
ERJ145	65,821	76,820	(14.3)%	274,424	357,046	(23.1)%
50-seat aircraft	196,351	212,364	(7.5)%	817,589	900,241	(9.2)%
Total Block Hours	433,481	450,095	(3.7)%	1,757,047	1,839,779	(4.5)%

	Three months ended December 31,			Twelve months ended December 31,
			Variance			Variance
By Airline:	2018	2017	%	2018	2017	%
SkyWest Airlines	351,928	329,182	6.9%	1,380,420	1,237,547	11.5%
ExpressJet	81,553	120,913	(32.6)%	376,627	602,232	(37.5)%
Total Block Hours	433,481	450,095	(3.7)%	1,757,047	1,839,779	(4.5)%

	Quarterly Fleet and Block Hour Production Forecast for 2019
Fleet (1):	As of 12/31/2018	As of 3/31/2019	As of 6/30/2019	As of 9/30/2019	As of 12/31/2019
	(Actual)	(Estimate)	(Estimate)	(Estimate)	(Estimate)
E175s	146	147	151	151	151
CRJ900s	41	44	43	43	43
CRJ700s	109	99	96	94	94
CRJ200s	200	184	184	186	186
ERJ145s	100	—	—	—	—
Totals	596	474	474	474	474

Production (2):	Q4-2018	Q1-2019	Q2-2019	Q3-2019	Q4-2019	Total 2019
	(Actual)	(Estimate)	(Estimate)	(Estimate)	(Estimate)	(Estimate)
Block Hours	433,481	368,000	370,000	375,000	364,000	1,477,000

(1) Fleet count excludes aircraft removed from scheduled service. Actual fleet counts may vary from the forecast due to timing of aircraft removed from service, timing of aircraft transitioned into service and timing of new aircraft deliveries.  The December 31, 2018 fleet included 100 ERJ145s, 16 CRJ200s and 10 CRJ700s operated by ExpressJet.

(2) Actual production may vary from estimates for various reasons including, but not limited to, timing of aircraft removals and deliveries and anticipated flight completion rates. SkyWest has discontinued providing ASM forecasts, as ASMs are not a meaningful metric in SkyWest’s capacity purchase agreements.